UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12
STEWART INFORMATION SERVICES CORPORATION
(Name of the Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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STEWART INFORMATION SERVICES CORPORATION
1980 Post Oak Boulevard
Suite 800
Houston, Texas 77056
April 6, 2010
Dear Stockholder:
We have previously sent to you proxy material for the Annual Meeting of the stockholders of Stewart Information Services Corporation to be held on April 30, 2010. Your Board of Directors has unanimously recommended that stockholders return the enclosed proxy card voting FOR all of the Items on the agenda.
As you may know, due to recent changes to the NYSE rules, your broker is no longer entitled to vote your shares in the election of Directors without your instructions.
Since approval of the issuance of common stock upon the conversion of 6.00% Convertible Senior Notes requires the affirmative vote of a majority of votes cast, and the approval of an amendment to the Amended and Restated Certificate of Incorporation to authorize the issuance of shares of preferred stock requires the affirmative vote of a majority of the shares outstanding, your vote is important, no matter how many or how few shares you may own. Whether or not you have already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.
Sincerely,

J. Allen Berryman
Secretary

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
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